FORM 3                                                   OMB APPROVAL
                                                      OMB NUMBER  3235-0104
                                                      Expires: December 31, 2001
                                                      Estimated Average burden
                                                      hours per response.....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company act of 1940

1.       Name and Address of Reporting Person*
         Narayan Murthy
         c/o Infosys Technology Limited
         Hosur Road
         3rd Cross, Electronic City
         Bangalore-561 229, INDIA

2.       Date of Event Requiring Statement (Month/Day/Year)
         1/20/1999

3.       IRS or Social Security Number of Reporting Person (Voluntary)
         N/A

4.       Issuer Name and Ticker or Trading Symbol
         The India Growth Fund Inc.

5.       Relationship of Reporting Person to Issuer (Check all applicable)
         _X_  Director                          ____  10% Owner
         ___  Officer (give title below)        ____  Other (specify below)


6.       If Amendment, Date of Original (Month/Day/Year)

7.       Individual or Joint/Group Filing (Check Applicable Line)
         _X_   Form filed by One Reporting Person
         ___   Form filed by More than One Reporting Person
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TABLE I - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.       Title of Security (Instr. 4)
         No Securities Owned

2.       Amount of Securities Beneficially Owned (Instr. 4)


3.       Ownership Form: Direct (D) or Indirect (I) (Instr. 5)


4.       Nature of Indirect Beneficial Ownership (Instr. 5)


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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 5(b)(v). Page 1 of 2

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.       Title of Derivative Security (Instr. 4)
         NONE

2.       Date Exercisable and Expiration Date (Month/Day/Year)


3.       Title and Amount of Securities Underlying Derivative Security (Instr.4)


4.       Conversion or Exercise Price of Derivative Security


5.       Ownership Form of Derivative Security: Direct (D) or Indirect (I)
         (Instr. 5)


6.       Nature of Indirect Beneficial Ownership (Instr. 5)

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Explanation of Responses:






                                 /s/ Narayan Murthy                    4/1/1999
                             ______________________________           _________
                         **  Signature of Reporting Persons            Date

     ** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.









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